FOURTEENTH AMENDMENT

to

MASTER SERVICES Agreement

Between

CAPITOL SERIES Trust

and

Ultimus FUND SOLUTIONS, LLC

This fourteenth amendment (the “Amendment”) effective as of January 1, 2020, revises the Master Services Agreement (the “Agreement”), dated December 21, 2016, between Capitol Series Trust (The “Trust”), an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, as previously amended, (collectively, the “Parties”), on behalf of each series made a part of and listed on Schedule A to the Agreement (collectively, the “Funds”).

WHEREAS, Ultimus seeks the Trust’s approval of an amendment to certain language providing for the reimbursement of certain fees and costs as set forth in the Agreement; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

1.	Amendment.

(a) Paragraph 4.3. under the section titled “Reimbursement of Expenses” of the Agreement is deleted and replaced with the following:

4.3. The cost of obtaining secondary security market quotes and any securities data, including but not limited to the cost of fair valuation services, from pricing agents approved by the Trust;

2.	Miscellaneous.

(a) The Parties agree to amend the Agreement on behalf of the Funds as described above and as incorporated herein. No other provisions of the Agreement shall be modified, except as stated herein.

(b) Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

Ultimus – Capitol Series Trust

Amendment to Master Services Agreement

January 1, 2020	Page 1

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

	Capitol Series Trust On behalf of each series listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Matthew J. Miller	By:	/s/ David James
Name:	Matthew J. Miller	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

Ultimus – Capitol Series Trust

Amendment to Master Services Agreement

January 1, 2020	Page 2